INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL ANNOUNCES NOMINATION OF
AUBREY B. PATTERSON TO SERVE ON ITS BOARD OF DIRECTORS

St. Louis, Missouri, February 10, 2004 — Furniture Brands International (NYSE: FBN) announced today that Aubrey B. Patterson, Chairman and Chief Executive Officer of BancorpSouth, Inc. and Past Chairman of the American Bankers Association, has been nominated to serve on the Furniture Brands International Board of Directors. His nomination will be submitted to the Furniture Brands stockholders in the company’s upcoming proxy statement.

Mr. Patterson, age 61, is a graduate of the University of Mississippi and holds a Masters degree from Michigan State University. He served as President and Chief Operating Officer of BancorpSouth, Inc. from 1983 to 1991, and as Chairman and Chief Executive Officer from 1991 to the present. BancorpSouth is the 47th largest bank holding company in the United States. Its subsidiary bank operates 250 banking locations in Mississippi, Tennessee, Alabama, Arkansas, Texas, and Louisiana.

Mr. Patterson is Past President of the Mississippi Bankers Association, and has just completed his term as Chairman of the American Bankers Association. He has also served on the ABA’s Board of Directors and Government Relations Council, and currently chairs the ABA’s American Bankers’ Council, an organization of the larger banks in the industry. Mr. Patterson has served as Chairman of the Bankers Advisory Council and a member of the Board of Directors of the Conference of State Bank Supervisors, the national organization overseeing state–chartered banking.

A veteran of the U.S. Air Force, Mr. Patterson is also active in community organizations like the Mississippi Economic Council, Mississippi’s Public Education Forum, Mississippi’s Partnership for Economic Development, and many others. He has also chaired the Business Advisory Council of the University of Mississippi.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer of Furniture Brands said, “Aubrey Patterson has proven himself an outstanding business leader, and we are delighted that he has agreed to join our Board of Directors. I look forward to working with Aubrey, and I am confident his contributions to our company will be exceptional.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry — Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland–Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.